EXHIBIT 99.1

NEWS RELEASE
Nabors to Record $0.05 Tax Charge in Second Quarter Results
HAMILTON, Bermuda--(BUSINESS WIRE)--July 10, 2006--Nabors Industries Ltd. (NYSE: NBR), today announced that its second quarter results will be adversely impacted by a charge to income tax expense amounting to approximately $15.7 million or $0.05 per diluted share, reflecting the net effect of a U.S. tax payment, partially offset by a reduction in its Canadian deferred tax liability. The charge to U.S. current income tax expense arises from a one-time dividend withholding tax in the amount of $36 million or $0.12 per diluted share, relating to the redemption of common shares held by the foreign parent of a U.S.-based Nabors subsidiary. The offsetting tax benefit is the result of a recent change in Canadian tax laws that incrementally reduce statutory tax rates for both federal and provincial taxes over the next four years. This will not only reduce Nabors’ future Canadian taxes but had the immediate impact of reducing Nabors’ Canadian deferred tax liability by approximately $20.5 million or $0.07 per share.
The Nabors companies own and operate approximately 600 land drilling and approximately 790 land workover and well-servicing rigs in North America. Offshore, Nabors operates 43 platform rigs, 20 jack-up units and three barge rigs in the United States and multiple international markets. Nabors markets 29 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com.